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Ford Announces Alan Mulally Retiring on July 1;
Mark Fields Named Company President and CEO

•	Alan Mulally to retire from Ford on July 1, after serving as president and CEO and leading the company’s One Ford global transformation since September 2006

•	Mark Fields named Ford president and CEO, effective July 1; Fields served as COO since December 2012 and led Ford’s transformation in North America since 2005

•	Long-planned, seamless CEO transition underscores strength of Ford’s leadership team and succession planning process, Executive Chairman Bill Ford says

DEARBORN, Mich., May 1, 2014 – Ford Motor Company [NYSE: F] announced today that Alan Mulally has decided to retire from the company July 1 and Mark Fields will be named Ford president and chief executive officer and elected as a member of the company’s board of directors.

“From the first day we discussed Ford’s transformation eight years ago, Alan and I agreed that developing the next generation of leaders and ensuring an orderly CEO succession were among our highest priorities,” Executive Chairman Bill Ford said. “Mark has transformed several of our operations around the world into much stronger businesses during his 25 years at Ford. Now, Mark is ready to lead our company into the future as CEO.”

Mulally, 68, is retiring after nearly eight years leading Ford and capping a remarkable 45-year career. Mulally has led Ford’s transformation and strengthened its position as one of the world’s leading global automakers. Under Mulally and the company’s One Ford plan for profitable growth, Ford has achieved 19 consecutive quarters of profitability, developed the strongest product lineup in Ford’s history and embarked upon the company’s most ambitious global expansion in the past half century.

“Alan deservedly will be long remembered for engineering one of the most successful business turnarounds in history,” Bill Ford said. “Under Alan’s leadership, Ford not only survived the global economic crisis, it emerged as one of the world’s strongest auto companies. We always will be grateful to Alan for his leadership, compelling vision and for fostering a culture of working together that will serve our company for decades to come.”

The transition in July is approximately six months earlier than previously anticipated, following Mulally’s recommendation to accelerate the timetable based on the readiness of Ford’s leadership team.

“Alan and I feel strongly that Mark and the entire leadership team are absolutely ready to lead Ford forward, and now is the time to begin the transition,” said Bill Ford, who recruited Mulally from Boeing in 2006.

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Fields, 53, was named Ford’s chief operating officer in December 2012. He has been leading all of Ford’s global business operations and most skill teams, including product development, manufacturing, purchasing, and marketing, sales and service.

Fields’ role as COO has included leading the company’s weekly Business Plan Review meeting, which Mulally established to track the progress of the One Ford plan and to monitor the global business and competitive environment. The Thursday meetings are credited with driving a reliable and transparent process for running Ford’s global operations and enabling Ford’s senior leadership to work closely together and act decisively on its plan.

Before serving as COO, Fields served as executive vice president and president – The Americas since October 2005. There, he led the transformation of Ford’s North American business – turning it from record losses several years ago to record profits in each of the last four years. Earlier, Fields guided the product-led transformation of Ford’s European operations and formerly held European luxury brands, as well as the relaunch of Ford’s independent operations in Argentina and a major restructuring and product renaissance at Mazda.

Mulally thanked the Ford team for their many contributions and accomplishments.

“It has been an honor to serve and contribute to creating a viable, profitably growing company for the good of everyone associated with the Ford Motor Company,” Mulally said. “By working together with all of our stakeholders around the world, we now are accelerating Henry Ford’s original vision to open the highways to all mankind.

“Ford’s future is so bright, and Mark – supported by an experienced and dedicated senior leadership team – is absolutely the right leader to continue to deliver on our compelling vision,” Mulally added.

Fields underscored his commitment to the One Ford plan, including building on the company’s unprecedented global introduction of new products, innovations and excellence.

“It is a true honor to lead this great company and this talented team into the future,” Fields said. “Under Alan’s leadership, we have seen the power of One Ford and what a culture of positive leadership and working together can accomplish. My commitment is to build on that success by accelerating our pace of progress. All of us at Ford are committed to delivering even more of the great products and innovations that will deliver growth and define our company going forward.”

•	For biographical information and photos of Mark Fields, click here.

•	For biographical information and photos of Alan Mulally, click here.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 183,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Susan Krusel
313.322.7998
skrusel@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.